EXHIBIT 99.1

Allied Nevada Drills 172 Meters Grading 3.4 g/t Gold Equivalent (1.1 g/t Au and 125 g/t Ag) in the Vortex Zone at Its Hycroft Mine

May 7, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce highlights from two additional holes drilled in the Vortex Zone at its wholly owned Hycroft mine located near Winnemucca, Nevada.  These two holes were part of a program designed to test the mineralization identified by previously announced drilling (see press release dated January 11, 2010). Hole 10-3659, drilled approximately 50 meters west of the Albert Fault in the northwest region of the Vortex Zone, intersected 172 meters of mineralization grading 1.1 g/t Au1 and 125 g/t Ag1 (3.4 g/t AuEq12).  Hole 10-3848, collared approximately 300 meters northeast of hole 10-3659, returned 41 meters grading 0.67 g/t Au and 95 g/t Ag (2.43 g/t AuEq).

“These encouraging drill results have confirmed previously reported high-grade results,” commented Scott Caldwell, President & CEO of Allied Nevada.  “Drilling continues to define the geology and relationship of the significant higher grade intercepts within the Vortex Zone.  We have planned a number of additional holes to allow us to better understand the extent of higher grade gold and silver mineralization.”

Hole 10-3659, a vertical core hole drilled approximately 50 meters west of the Albert Fault in the north-west of the Vortex Zone, intersected 172 meters of mineralization grading 1.1 g/t Au and 125 g/t Ag (3.4 g/t AuEq).  The 172 meter intersection includes 32 meters grading 2.98 g/t Au and 332 g/t Ag (9.11 g/t AuEq).  The mineralization in hole 10-3659 occurs in the hanging wall of the East Fault which appears to be the feeder to the system in this area.  Hole 10-3659 was collared in the same location as the previously announced inclined hole 09-3708, however, the significant intercept in hole 10-3659 was encountered 150 meters to the west of the major intercept located in hole 09-3708 which intersected 47 meters grading 0.55 g/t Au and 578 g/t Ag (11.21 g/t AuEq).

Hole 10-3848, collared approximately 300 meters northeast of hole 10-3659, returned 41 meters grading 0.67 g/t Au and 95 g/t Ag (2.43 g/t AuEq). The intersection in this hole includes 14 meters grading 1.4 g/t Au and 225 g/t Ag (5.54 g/t AuEq) and suggests that Vortex-style mineralization remains open to the north.

Vortex mineralization is associated within a rhyolite-hosted hydrothermal breccia and the silver mineralization is primarily contained within pyrargyrite.  The known Vortex system has been extended approximately 275 meters to the west with this new drilling.  Drilling in the area has confirmed our previously suspected feeder system to the west and at depth. High-grade silver mineralization at Vortex has now been intersected along a strike length of 975 meters and laterally 900 meters.  High grade mineralization is present at drill depths up to 600 meters, with continuous zones of mineralization up to 175 meters in length. Mineralization remains open along strike to the north and south, to the west and at depth.

1	g/t Au = grams per tonne gold; g/t Ag = grams per tonne silver; g/t AuEq = grams per tonne gold equivalent
2	Gold equivalent grades were calculated using a gold price of $650 and silver price of $12 for a silver to gold equivalent conversion factor of 54.1667 to 1.

Year-to-date, 105 infill and exploration holes have been drilled at the Hycroft mine.  Four drills, two rotary and two core, are being utilized to complete infill and step out drilling to further explore the oxide and sulfide resources.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates;; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q.  The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

For further information on Allied Nevada, please contact:

Scott Caldwell                                           Tracey Thom
President & CEO                                      Vice President, Investor Relations
(775) 358-4455                                            (416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Additional Vortex Drilling Confirms High-grade Feeder System  2